Exhibit 99.5

FOR IMMEDIATE RELEASE

DHR PROPOSES BLUE CHIP ROSTER OF BOARD CANDIDATES TO

CTPARTNERS (NYSEMKT: CTP) BOARD OF DIRECTORS, INCREASES SHARE HOLDINGS

CHICAGO (March 11, 2015) – Today, DHR International is proposing six new directors for election to the Board of Directors of CTPartners (NYSEMKT: CTP) and announced that DHR believes it is now the third largest shareholder in the company, holding approximately 7.3 percent of CTPartners’ outstanding stock.

The proposed board members hold a wealth of business experience and represent some of the best managed companies in the world. The roster includes:

•	William Perez, former president and CEO of Wm. Wrigley Jr. Company (NYSEMKT: WWY), Nike, Inc. (NYSEMKT: NKE) and SC Johnson. He is currently a senior advisor for Greehhill & Co. (NYSEMKT: GHL) and serves on the Board of Directors for Johnson & Johnson (NYSEMKT: JNJ), Whirlpool Corporation (NYSEMKT: WHR), Northwestern Memorial Hospital, and is on the board of trustees for Cornell University.

•	William Farley, the current chairman and president of LV Ventures, Inc., a private equity firm with ownership in various operating companies and investments in technology, communications, mining, and finance. He served as the chairman and CEO of Fruit of the Loom for 13 years and has received various honors including the Ireland-US Council for Commerce and Industry’s Annual Outstanding Achievement Award, the Apparel Industry Board’s Special Award, The Horatio Alger Award for Distinguished Americans, and the White House’s Presidential Award for Entrepreneurial Excellence.

•	William Smithburg, the former chairman, president and CEO of The Quaker Oats Company. He currently serves as a director of Barry-Wehmiller Company, is a member of the Board of Directors of Big Shoulders and is a Life Trustee of Northwestern University. He previously served as director of Abbott Laboratories (NYSEMKT: ABT), Northern Trust (NASDAQ: NTRS), Corning Inc. (NYSEMKT: GLW) and Smurfit Stone Container Corporation (NYSEMKT: SSCC), was a member of the board of directors of the Grocery Manufacturers of America and was chairman of the board for Northwestern Memorial Hospital.

•	John Jastrem, current chairman and CEO of Callison LLC. He formerly served as president and CEO of ACME Holdings & Acquisition Corp., Colt’s Manufacturing Company Inc., Exhibitgroup/Giltspur, The Becker Group, Global Experience Specialist and VIAD (NYSEMKT: VVI). He also served as chairman and CEO of Rapp Collins Worldwide, Hooven Direct Marketing and as CFO and a member of the board for Reliance Steel & Aluminum Company. He was on the board of directors for Applied Discovery Inc., Medquist Inc. (NASDAQ: MEDQ), Callison Architecture Holding LLC, Hancock Technology Partners, LLC, Matthews Studio Equipment Group (NASDAQ: MATT) and The American Heart Association.

•	Daniel Connors, former EVP and CAO of Kinko’s, led the turnaround of several private equity sponsored companies including: chairman and CEO of Sarnova and chairman and CEO of Physiotherapy Associates. He served on the board of directors and as chairman of the Finance and Audit Committees for both Sarnova and the United Stationers (NASDAQ: USTR). He is charter member of the University of Notre Dame Student Athlete Advisory Council.

•	Geoffrey Hoffmann is the CEO of DHR International and serves on the boards of directors of Hoffmann Commercial Real Estate (HCRE) and Osprey Capital, LLC. He previously served as the COO of DHR International.

DHR International | Asia Pacific | Australia | Europe | Middle East & Africa | North America | South America | www.dhrinternational.com

DHR PROPOSES BOARD ROSTER

PG. 2

“This proposed slate is about as Blue Chip as it gets,” said David Hoffmann, the principal shareholder of DHR International and founder of Osprey Capital LLC. “As the third largest shareholder of the Company, we are confident our slate will be welcomed by the Board of Directors. The collective expertise of our board nominees will help drive maximum value for shareholders while fostering an employee centric environment”

For more than 25 years DHR International has been a leading, privately held provider of executive search solutions with more than 50 wholly-owned offices spanning the globe. DHR’s renowned consultants specialize in all industries and functions in order to provide unparalleled senior-level executive search, management assessment and succession planning services tailored to the unique qualities and specifications of our select client base. For more information on DHR International, visit www.dhrinternational.com.

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MEDIA CONTACT:

Lauren Finch

Director, Global Marketing & PR

DHR International

(312) 782-1581, Ext. 3009

lfinch@dhrinternational.com

DHR International | Asia Pacific | Australia | Europe | Middle East & Africa | North America | South America | www.dhrinternational.com